Exhibit 10.73
January 4, 2016
John Greene
c/o 51 Lime Street
London EC3M 7DQ
United Kingdom
Re: Transition Agreement
Dear John,
This agreement (“Transition Agreement”) confirms our agreement relating to the expected transition of your position and ultimate separation of your employment with Willis Group Holdings plc, its affiliates and successors (together, “Willis”). This Transition Agreement is contingent upon the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 29, 2015 and as amended on November 19, 2015, by and among Willis, Citadel Merger Sub, Inc., and Towers Watson & Co. (the “Merger Agreement”). This Transition Agreement constitutes an amendment of your Employment Agreement with Willis, dated as of March 19, 2014, as amended on June 29, 2015 (the “Employment Agreement”). Defined terms used in this Transition Agreement that are not defined herein shall have the meanings set forth in the Employment Agreement.
1.Transition Period. Effective as of and contingent upon the “Closing Date” under the Merger Agreement (the “Transition Date”), you will be deemed to resign from your position of Chief Financial Officer of Willis and all other offices and positions that you hold with Willis. Beginning on the Transition Date, your full-time employment with Willis will be continued without interruption, with the title of Transition Advisor, until your employment is terminated. As Transition Advisor, you will not be an officer of the Company.
Your employment as Transition Advisor will terminate on May 15, 2016 unless (i) the parties mutually agree to an earlier or later termination date (but not later than December 31, 2016), or (ii) either party unilaterally terminates your employment under the terms provided herein. In the event that you wish to resign from employment with Willis effective prior to May 15, 2016, you are required to provide Willis with 60 days’ prior written notice thereof (the “Notice Requirement”). The actual date that your employment is terminated is referred to herein as the “Termination Date,” and the period from the Transition Date to the Termination Date is referred to as the “Transition Period”.
It is acknowledged and agreed that (i) your employment will not be terminated by the Company without “Good Cause” or by you for “Good Reason” under your Employment Agreement upon the Transition Date, and (ii) you shall not exercise any right to “Good Reason” termination under your Employment Agreement by virtue of this Transition Agreement. Your employment will be terminated without “Good Cause” in accordance with Section 3 of your Employment Agreement effective on the Termination Date, and this Transition Agreement constitutes formal notice to that effect.
2.Transition Services. During the Transition Period, you agree that as Transition Advisor, your primary role shall be to provide services relating to advising and supporting the successor Chief Financial Officer. You shall also assist in post-merger integration efforts generally and perform such other services as may be requested by the Chief Executive Officer or Deputy Chief Executive Officer of Willis. Furthermore, during the Transition Period, you will remain a full-time employee of Willis, subject to all company policies, and you will perform the transition services at Willis’ offices in London, England, or such other location as agreed upon by the parties.
3.Compensation and Benefits.
(a)Base Salary. You shall continue to receive your current base salary at the rate of $750,000 per annum from the Transition Date through the end of the Transition Period.

(b)Annual Bonus. You will be eligible to receive your 2015 annual incentive bonus payment in accordance with the terms of the Willis Annual Incentive Plan (“AIP”) and your Employment Agreement, which shall be payable at the same time as payments are made under the AIP generally. For your services during 2016, you will receive a fixed AIP cash payment, representing the amount of your 150% target AIP opportunity, prorated through the Termination Date, with such amount payable on the first business day on or after the 30th day following the Termination Date.
(c)LTI Awards. You will continue to have all rights under your existing long-term equity incentive awards, subject to the terms and conditions of such awards under the Willis 2012 Equity Incentive Plan and the applicable equity award agreements. For your services during 2016 and subject to your continued employment through at least May 15, 2016 (except as provided in Section 4 below), you shall receive, in lieu of your annual equity incentive award under your Employment Agreement, a fixed cash payment representing the amount of your $900,000 target annual long-term incentive award prorated through the Termination Date, with such amount payable on the first business day on or after the 30th day following the Termination Date.
(d)Employee Benefits. During the Transition Period, you shall continue to participate in the employee benefits programs consistent with those generally made available to you as of immediately prior to the Transition Start Date, in accordance with and subject to the normal terms and conditions of such programs.
(e)Relocation. Pursuant to Section 1(j) of your Employment Agreement, you will remain entitled to reimbursement of all reasonable costs incurred in relocating yourself and your family and possessions from London, England to a location designated by you in the United States, including, but not limited to, reasonable moving and relocation expenses and costs, so long as such costs are incurred by six months following the Termination Date.
4.Early Termination. In the event that, prior to May 15, 2016:
(a)Willis terminates your employment involuntarily without Good Cause or you terminate your employment voluntarily in satisfaction of the Notice Requirement, you shall continue to be entitled to the payments and benefits set forth in Section 3(a), (b), (d) and (e) above, payable in accordance with the terms thereof, subject in the case of Section 3(d) above (employee benefits) to any limitations under the terms of the applicable benefit plans; provided, however, that if Willis terminates your employment involuntarily without Good Cause, you will also be entitled to the prorated LTI award set forth in Section 3(c) above as though you had remained employed through May 15, 2016; and
(b)your employment is terminated for any reason other than as provided in (A) above, including your voluntary termination not in satisfaction of the Notice Requirement, you shall only be entitled to (i) base salary through the date of such termination, (ii) an AIP award in respect of the 2015 year, (iii) employee benefits in accordance with the terms of the applicable plans and the (iv) the relocation benefits set forth in Section 3(e) above.
5.Severance. Upon your termination of employment on the Termination Date for any reason, including without limitation upon your death or Disability or any termination under Section 4 hereof, you shall be entitled to the following severance payments and benefits, subject to your execution of the attached Release Agreement within 30 days thereafter:
(a)a lump sum cash payment equal to $3,750,000, which represents two times the sum of (x) your annual base salary and (y) your target annual incentive award opportunity, payable on the first business day on or after the 60th day following the Termination Date.
(b)all of your then unvested equity incentive awards will become vested on the Termination Date;
(c)each share option granted to you which is vested (or becomes vested in accordance with subsection (c) above) will remain exercisable until the earlier of (x) one year following the Termination Date (or, if later, the post-termination expiration date specified in the applicable share option agreement) and (y) the normal expiration date of such share option that would have applied if your employment with Willis had continued; and

(d)continued participation for you, your spouse and covered dependents in the applicable group medical plan of the Willis in which you participate, if any, as of the Termination Date in accordance with the terms of such plan in effect from time to time for executive officers generally and so long as such continued participation is permissible under applicable law and does not result in any penalty or additional tax (other than taxes applicable to the payment of wages) upon you or the Willis or, in lieu of such continued coverage and solely in order to avoid any such penalty or additional tax, monthly payments equal to the excess of the COBRA rate (or equivalent rate) under such group medical plan over the amount payable generally by executive officers of Willis, in each case, until the earlier of (A) 12 months following the Termination Date or (B) the date that you (or your spouse or covered dependent but only as to the eligibility of such spouse or dependent) obtains new employment that offers group medical coverage.
6.Restrictive Covenants. You acknowledge that the confidential information, work for hire, non-competition, non-solicitation and other restrictive covenants and related provisions in Sections 5 and 6 of your Employment Agreement and your obligations under any other restrictive covenant agreements that you have entered into with Willis or its affiliates in connection with the issuance of equity awards or otherwise, will continue in full force and effect in accordance with their terms. For the avoidance of doubt, your termination of employment will occur upon the Termination Date for purposes of all such restrictive covenants and this Section 6 will in no way limit the scope of any non-solicitation covenants (including non-solicitation of clients, customers and employees) to which you are bound. In addition, for a period of two (2) years following the Termination Date, neither party will, directly or indirectly, make any public statement (orally, in writing or through any medium including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of public communication) disparage the other party Willis, its affiliates or their respective employees, directors or business relations; provided, that neither you nor Willis will be precluded from (i) the provision of truthful testimony or information required pursuant to subpoena, court order or other similar legal or regulatory process or (ii) making statements intended to correct disparaging statements made by the other party.
7.Return of Property. You agree to return to Willis on the Termination Date, or such earlier date that Willis may indicate, all property and documents in your possession, custody or control, including, without limitation, credit cards, computers and telecommunication equipment, keys, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, and any other physical or personal property of Willis which you obtained in the course of your employment with Willis, and you further agree not to retain copies of any such documents, excluding publicly available documents and documents relating directly to your own compensation and employee benefits.
8.Legal Fees. Willis will reimburse you for your reasonable legal fees and expenses incurred in connection with entering into this Transition Agreement as well as for your reasonable expenses incurred for tax and accounting services 2015 and 2016 taxable years, up to a maximum of $25,000.
9.Indemnification. Willis hereby agrees that it will continue to indemnify and hold you harmless from any and all claims which arose from or related to your duties as an officer of Willis to the fullest extent permitted by applicable law and to the same extent as immediately prior to the Transition Date under Willis’ Articles of Association, bylaws (or applicable equivalent governing documents) and errors and omissions insurance coverage for directors and officers, in each case subject to and in accordance with the terms thereof.
10.Miscellaneous. This Transition Agreement constitutes the entire agreement between you and Willis with regard to the subject matter hereof and supersedes Sections 1, 2 and 3 of your Employment Agreement, and all other provisions of your Employment Agreement remain in full force and effect.
11.Dispute Resolution. Any dispute under this letter agreement is subject to binding arbitration, as provided in Section 7 of the Employment Agreement; provided, however that notwithstanding Section 7 of the Employment Agreement, the location of any arbitration shall be New York, New York.
Please acknowledge your acceptance of the terms of this letter agreement by signing and dating this letter agreement as indicated below.

Sincerely,
_/s/ Matthew Furman__________________
Name: Matthew Furman
Title: General Counsel of Willis
Accepted and agreed:
_/s/ John Greene_______________
John Greene
Date: January 5, 2016

General Release
I, John Greene, in consideration of and subject to the performance by Willis Group Public Limited Company (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of March 19, 2014, as amended on June 29, 2015 (the “Agreement”), as reaffirmed in Transition Agreement dated as of January 4, 2016 (the “Transition Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
1.I understand that any payments or benefits paid or granted to me under Section 3 of the Agreement (as reaffirmed in Section 5 of the Transition Agreement) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 3 of the Agreement (as reaffirmed in Section 5 of the Transaction Agreement) unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
2.Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
3.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to any accrued benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.
6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.
7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
8.I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.
9.I hereby acknowledge that Sections 3 through 7 and 9 through 11 of the Agreement shall survive my execution of this General Release.
10.I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.
11.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
12.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.
I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED: ____________________________________

DATE: ______________________________________